Exhibit 4.12
MiFID II product governance/Retail investors, professional investors and eligible counterparties target market – Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, professional clients and retail clients, each as defined in MiFID II/Directive 2014/65/EU (as amended) (“MiFID II”); (ii) all channels for distribution of the Notes are appropriate, including investment advice, portfolio management, non-advised sales and pure execution services. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels, subject to the distributor’s suitability and appropriateness obligations under MiFID II, as applicable.
IMPORTANT NOTICE
In accessing the attached final terms (the “Final Terms”) you agree to be bound by the following terms and conditions.
The information contained in the Final Terms may be addressed to and/or targeted at persons who are residents of particular countries only as specified in the Final Terms and/or in the Base Prospectus (as defined in the Final Terms) and is not intended for use and should not be relied upon by any person outside those countries and/or to whom the offer contained in the Final Terms is not addressed. Prior to relying on the information contained in the Final Terms, you must ascertain from the Final Terms and/or the Base Prospectus whether or not you are an intended addressee of the information contained therein.
Neither the Final Terms nor the Base Prospectus constitutes an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, exemption from registration or qualification under the securities law of any such jurisdiction.
The securities described in the Final Terms and the Base Prospectus have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold directly or indirectly within the United States or to, or for the account or benefit of, U.S. persons or to persons within the United States of America (as such terms are defined in Regulation S under the Securities Act (“Regulation S”)). The securities described in the Final Terms will only be offered in offshore transactions to non-U.S. persons in reliance upon Regulation S.
13 June 2025
KLARNA BANK AB (publ)
Legal Entity Identifier (LEI): 549300O3HXYXXUHR0897
Issue of
SEK 600,000,000 Senior Preferred Floating Rate Notes due June 2027
under the
EUR 3,000,000,000 Euro Medium Term Note Programme

PART A – CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus dated 7 October 2024 (the “Base Prospectus”) as supplemented by the supplement dated 4 June 2025 which together constitute a base prospectus for the purposes of the Prospectus Regulation. For the purposes of these Final Terms, “Prospectus Regulation” means Regulation (EU) 2017/1129. This document constitutes the Final Terms of the Notes described herein for the purposes of the Prospectus Regulation and must be read in conjunction with the Base Prospectus as so supplemented in order to obtain all the relevant information. The Base Prospectus and the supplement have been published on the website of the Irish Stock Exchange plc trading as Euronext Dublin at https://live.euronext.com.

1	Issuer:	Klarna Bank AB (publ)
2	(i) Series Number:	101
	(ii) Tranche Number:	1
	(iii) Date on which the Notes will be consolidated and form a single Series:	Not Applicable
3	Specified Currency or Currencies:	Swedish Krona (“SEK”)
4	Aggregate Nominal Amount:
	(i) Series:	SEK 600,000,000
	(ii) Tranche:	SEK 600,000,000
5	Issue Price:	100.00 per cent. of the Aggregate Nominal Amount
6	(i) Specified Denomination(s):	SEK 2,000,000
	(ii) Calculation Amount:	SEK 2,000,000
7	(i) Issue Date:	18 June 2025
	(ii) Interest Commencement Date:	Issue Date
8	Maturity Date:	Interest Payment Date falling in or nearest to June 2027
9	Interest Basis:	3 month STIBOR + 1.55 per cent. Floating Rate
10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount

11	Change of Interest Basis or Redemption/Payment Basis:	Not Applicable
12	Call Option:	Not Applicable
13	(i) Status of the Notes:	Senior Preferred – Condition 3(a) will apply
	(a) Redemption upon occurrence of a MREL Disqualification Event and amounts payable on redemption thereof:	Not Applicable
	(b) Redemption upon occurrence of Capital Event and amounts payable on redemption thereof:	Not Applicable
	(c) Redemption for taxation reasons:	Condition 5(b) will apply Tax Event Call Applicable – Condition 5(b)(A)(ii) will apply
	(d) Substitution or variation:	Not Applicable
	(e) Clean-Up Call Option:	Not Applicable
	(ii) Date Board approval for issuance of Notes obtained:	10 March 2022
PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE
14	Fixed Rate Note Provisions:	Not Applicable
15	Reset Note Provisions	Not Applicable
16	Floating Rate Note Provisions:	Applicable
(Condition 4(c))
(i) Specified Period(s)/Specified Interest Payment Dates:
Interest will be payable quarterly in arrears on 18 March, 18 June, 18 September and 18 December in each year, commencing on 18 September 2025, up to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention set out in (ii) below

	(ii) Business Day Convention:	Modified Following Business Day Convention
	(iii) Business Centre(s):	Stockholm
	(iv) Manner in which the Rate(s) of Interest is/are to be determined:	Screen Rate Determination

	(v) Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the Principal Paying Agent):	Not Applicable
(vi) Screen Rate Determination:
	– Reference Rate, Relevant Time and Relevant Financial Centre:	Reference Rate: 3 month STIBOR Relevant Time: As per Condition 4 Relevant Financial Centre: Stockholm
	– Interest Determination Date(s):	Second Stockholm business day prior to the start of each Interest Period
	– Relevant Screen Page:	LSEG’s Screen Page “STIBOR=“
	– Relevant Fallback Screen Page:	Not Applicable
	– Observation Method:	Not Applicable
	– Lag Look-back Period:	Not Applicable
	– Observation Shift Period:	Not Applicable
	– SONIA Compounded Index Observation Shift Period:	Not Applicable
	– p:	Not Applicable
	– Lock-out date:	Not Applicable
	(vii) Linear Interpolation:	Not Applicable
	(viii) Margin(s):	+ 1.55 per cent. per annum
	(ix) Minimum Rate of Interest:	Not Applicable
	(x) Maximum Rate of Interest:	Not Applicable
	(xi) Day Count Fraction:	Actual/360
	(xii) Benchmark Discontinuation –Independent Adviser:	Applicable
	(xiii) Benchmark Discontinuation – ARRC SOFR:	Not Applicable
17	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION
18	Issuer Call:	Not Applicable
19	Final Redemption Amount:	SEK 2,000,000 per Calculation Amount
20	Early Redemption Amount:	SEK 2,000,000 per Calculation Amount
Early Redemption Amount(s) payable on redemption for taxation reasons or on Event of Default:
21	Notice Period for Condition 5(b) (Early Redemption for Taxation Reasons) (if other than as set out in the Conditions):	As set out in the Conditions
GENERAL PROVISIONS APPLICABLE TO THE NOTES
22	Form of Notes:
	(i) Form:	Bearer Notes:
Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Bearer Notes only upon an Exchange Event
	(ii) New Global Note:	No
23	Financial Centre(s):	Stockholm
24	Talons for future Coupons to be attached	No to Definitive Notes:
25	Third Party Information:	Not Applicable
Signed on behalf of the Issuer:
By: Francis Farrell
Duly authorised

/s/ Francis Farrell

PART B – OTHER INFORMATION

1	LISTING AND ADMISSION TO TRADING
	(i) Listing:	Official List of Euronext Dublin
	(ii) Admission to trading:	Application has been made for the Notes to be admitted to trading on the Euronext Dublin Regulated Market with effect from, or from about, the Issue Date
	(iii) Estimate of total expenses related to admission to trading:	EUR 1,000
2	BENCHMARKS REGULATION

Amounts payable under the Notes will be calculated by reference to STIBOR which is provided by Swedish Financial Benchmark Facility AB (“SFBF”). As at the date of this Final Terms, SFBF appears on the register of administrators and benchmarks established and maintained by the European Securities and Markets Authority pursuant to Article 36 of Regulation (EU) 2016/1011.

3	RATINGS
	Ratings:	The Notes to be issued have not been specifically rated
4	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE/OFFER

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer. The Dealer and its affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform other services for, the Issuer and its affiliates in the ordinary course of business.

5	REASONS FOR THE OFFER AND ESTIMATED NET PROCEEDS
	(i) Reasons for the offer:	General corporate purposes
	(ii) Estimated net proceeds:	SEK 598,699,800
6	OPERATIONAL INFORMATION
	(i) ISIN Code:	XS3099007406
	(ii) Common Code:	309900740

	(iii) Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking S.A. (together with the address of each such clearing system) and the relevant identification number(s):	Not Applicable
	(iv) Delivery:	Delivery against payment
	(v) Names and addresses of additional Transfer Agents and/or Paying Agent(s) (if any):	None
(vi) Intended to be held in a manner which would allow Eurosystem eligibility:
No. Whilst the designation is specified as “no” at the date of these Final Terms, should the Eurosystem eligibility criteria be amended in the future such that the Notes are capable of meeting them the Notes may then be deposited with one of the ICSDs as common safekeeper. Note that this does not necessarily mean that the Notes will then be recognised as eligible collateral for Eurosystem monetary policy and intra day credit operations by the Eurosystem at any time during their life. Such recognition will depend upon the ECB being satisfied that Eurosystem eligibility criteria have been met.

7	DISTRIBUTION
	(i) Method of distribution:	Non-syndicated
	(ii) If syndicated, names of Managers:	Not Applicable
	(iii) Date of Subscription Agreement:	Not Applicable
	(iv) Stabilisation Manager(s) (if any):	Not Applicable
	(v) If non-syndicated, name of Dealer:	Nordea Bank Abp
	(vi) Whether TEFRA D rules are applicable or TEFRA rules are not applicable:	TEFRA D
	(vii) Prohibition of Sales to EEA Retail Investors:	Not Applicable

(viii) Prohibition of Sales to UK Retail Investors	Not Applicable
(ix) Singapore Sales to Institutional Investors and Accredited Investors only:	Applicable